Exhibit 99.1

Contact:	Randall J. Larson, CEO
Gregory J. Pound, COO
Frederick W. Boutin, CFO
303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES APPOINTMENT TO

THE BOARD OF DIRECTORS OF ITS GENERAL PARTNER

Tuesday, July 8, 2008	Immediate Release

Denver, Colorado— TransMontaigne Partners L.P. (“Partnership”) (NYSE: TLP) today announced that effective July 8, 2008, Charles L. Dunlap has been appointed to serve as a member of the Board of Directors and will also serve as a member of the Conflicts Committee of TransMontaigne GP L.L.C., the General Partner of the Partnership.  The General Partner is responsible for managing the operations and activities of the Partnership since the Partnership does not have its own officers or employees.

Since January 2005, Mr. Dunlap has served as Chief Executive Officer and President of Pasadena Refining System, Inc. based in Houston, Texas.  Mr. Dunlap has also served as a director of Opti Canada, Inc. since June 2006, which is a public energy company based in Calgary, Canada.  In addition, from May 2000 to February 2004, Mr. Dunlap served as one of the founding partners of Strategic Advisors, LLC, a management consulting firm based in Baltimore, Maryland.  Prior to that time, Mr. Dunlap served in various senior management and executive positions at various oil and gas companies.  Mr. Dunlap is a graduate of Rockhurst College and holds a Juris Doctor degree from Saint Louis University Law School.

Based upon this appointment, effective July 8, 2008, the General Partner Board will be comprised of the following seven directors, three of whom are affiliated directors and four of whom are independent directors.

Stephen R. Munger	–	Affiliated Director and Chairman of the Board
Javed Ahmed	–	Affiliated Director
Olav N. Refvik	–	Affiliated Director
Duke R. Ligon	–	Independent Director
Jerry R. Masters	–	Independent Director
David A. Peters	–	Independent Director
Charles L. Dunlap	–	Independent Director

1670 Broadway • Suite 3100 • Denver, CO   80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  P. O. Box 5660 • Denver, CO   80217-5660

www.transmontaignepartners.com

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations along the Gulf Coast, Midwest, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeastern United States.  We provide integrated terminaling, storage, transportation and related services for companies engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products. Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on March 10, 2008.

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